Exhibit 11.2

Consent of Independent Public Accounting Firm

We consent to the inclusion in the foregoing Form 1-A Regulation A, Amendment No. 1 to Form 1-A Offering Statement dated September 1, 2020 of Escalate Wealth REIT I, Inc. (the “Company”), of our report which is dated July 31, 2020 (except for the second paragraph of Note 2, as to which the date is September 1, 2020), relating to our audit of the Company’s balance sheet as of July 16, 2020, and the related notes to the balance sheet to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts”.

/S/ SQUAR MILNER LLP

Irvine, California

September 1, 2020